UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 3, 2007

Internap Network Services Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27265	91-2145721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Williams Street, Atlanta, GA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal of Activities

On May 3, 2007, Internap Network Services Corporation (the “Company”) announced that it incurred a one-time restructuring and impairment charge totaling $11.4 million on March 31, 2007. The charge was the result of a review of the Company’s business, particularly in light of its acquisition of VitalStream Holdings, Inc. (“VitalStream”) and the Company’s plan to finalize the overall integration and implementation plan before the end of the first quarter. The charge to expense includes $7.8 million for leased facilities, representing both the net present value of costs less anticipated sublease recoveries that will continue to be incurred without economic benefit to the Company and costs to terminate leases before the end of their term. The charge also includes severance payments of $1.2 million for the termination of certain employees and $2.4 million for impairment of assets. Related expenditures are estimated to be $10.7 million, beginning immediately and continuing through December 2016, the last date of the longest lease term. The impairment charge includes $1.3 million for assets related to the leases referenced above, $1.1 million for costs previously capitalized in 2004 related to a sales order-through-billing system and less than $0.1 million for other assets. The impairment of the sales order-through-billing system was a result of an evaluation of the existing infrastructure relative to the Company’s new financial accounting system and the acquisition of VitalStream.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION
Date: May 8, 2007

	By:	/s/ David A. Buckel
David A. Buckel, Chief Financial Officer